Exhibit 99.P2

CODE OF ETHICS

January 2007

Managers Investment Group LLC

Managers Distributors, Inc.

Chicago Office:

333 W. Wacker Drive

Suite 1200

Chicago, IL 60606

Conshohocken Office:

Eight Tower Bridge

161 Washington Street, Suite 1600

Conshohocken, PA 19428

Norwalk Office:

800 Connecticut Avenue

Norwalk, CT 06854

San Francisco Office:

90 New Montgomery Street

Suite 1500

San Francisco, CA 94105

MANAGERS INVESTMENT GROUP LLC

MANAGERS DISTRIBUTORS, INC.

*****

CODE OF ETHICS

Table of Contents

I.	Introduction

II.	Personal Trading Policies Applicable to All Employees
Definitions
Pre-Approval Requirements
Pre-Approval Procedures
Prohibited Purchases and Sales
Personal Trading Activity
IPO’s and Private Placements
Discretionary Managed Accounts
Brokerage Accounts
Quarterly Personal Securities Transactions
Initial and Annual Holdings
Sanctions for Personal Trading Violations

III.	Insider Trading
Material Non-Public Information
Investment Information Relating to Clients is Inside Information
Sanctions & Penalties
AMG Policy Regarding Special Trading Procedures

IV.	Information Barriers: Sharing or Using Investment-Related Information

V.	General Business Conduct – Conflicts of Interest Avoidance
Gifts & Gratuities
Business Entertainment
Outside Sponsor/Brokerage Firm Requirements
MDI Registered Representatives
Outside Activities

VI.	Annual Review of Code of Ethics

VII.	Annual Acknowledgement of Code of Ethics

Exhibits
Exhibit A – Approved Brokers
Exhibit B – Holdings Reports – Description of Securities to be Reported

Appendices
Appendix A – Legal and Statutory References

MANAGERS INVESTMENT GROUP LLC

MANAGERS DISTRIBUTORS, INC.

CODE OF ETHICS

I. INTRODUCTION

This Code of Ethics is intended to assist all Employees of Managers Investment Group LLC1 (“Managers”) in meeting the high ethical standards we follow in conducting our business. One of our most important assets is our reputation for integrity and professionalism. The responsibility for maintaining that reputation rests with each Managers Employee. This shared commitment underlies our success as individuals and as a business.

The Code of Ethics contains procedural requirements that you must follow to meet certain regulatory and legal requirements. Our procedures:

•	Address trading restrictions applicable to personal investments.

•

Define “non-public information” and set forth the parameters for appropriate use of this information. You are prohibited from engaging in securities transactions based on “inside information” or disseminating inside information to others who might use that knowledge to trade securities. You must also follow the procedures we have established for “information barriers” (Chinese Walls), which govern the dissemination of information outside of Managers.

•

Require of Employees the utmost confidentiality and the use of firm assets only for legitimate business purposes, and not for personal gain. You and members of your family also may not accept any benefit from a client or person who does business with us except for normal business courtesies, such a non-cash gifts of nominal value.

Managers expects all Employees to conduct themselves in an ethical manner and consistent with general fiduciary and legal obligations. As a “fiduciary”, we owe our clients a duty of care, loyalty, honesty, good faith, and fair dealing to act in the best interests of our clients. Thus, we must place the interests of our clients first at all times. As a fiduciary, you are also required to comply with federal securities laws as applicable to you and Managers.

If any Employee becomes aware of any violations of this Code of Ethics, the Employee must report such instance(s) promptly to a Compliance Officer. Any questions regarding this Code of Ethics should be referred to a member of Compliance.

[1]	For purposes of this Code of Ethics, Managers Investment Group LLC includes Managers Distributors, Inc. (“MDI”)

II. PERSONAL TRADING POLICIES APPLICABLE TO ALL EMPLOYEES

All Employees are subject to the following policies governing personal securities transactions, which are monitored by Compliance.2 Failure to comply with any of the procedures may result in serious consequences, including termination of employment and other sanctions.

a) Definitions

“ATB Trade” refers to an “Across-the-Board” Trade across the accounts for an advisor to which Managers provides trading services.

“Clients” refers to accounts for which Managers provides trading services.

“Model Portfolio” refers to a Model Portfolio managed by an advisor to which Managers provides trading services.

“Beneficial Ownership” shall have the same meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act. Generally, to have beneficial ownership, a person must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Accordingly, a director, trustee, officer, employee, agent or consultant of Managers may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations or other arrangements.

b) Pre-Approval Requirements

Pre-Approval is required for most personal securities transactions. All Employees are required to pre-clear their personal securities transactions prior to execution for all transactions in Individual Stocks, Bonds, Options, Convertibles, Warrants, Rights, American Depositary Receipts, Closed-End Funds (including Closed-End Exchange Traded Funds (“ETF’s”)) and any other security3, except for those securities specifically exempted from pre-approval in this Code. To determine whether your ETF is a Closed-End ETF and therefore subject to pre-approval, please refer to the following website: http://www.etfconnect.com/select/FindAFund.aspx, which is posted on the Compliance intranet page. At this site, you may enter the ticker symbol of your ETF. The site will return information on your fund if it is a Closed-End ETF. Pre-Approval for all securities is only good for the date approved.

[2]	For purposes of this Code of Ethics, Managers has deemed all Employees as Access Persons as defined by Rule 204A-1(e)(1) under the Investment Advisers Act of 1940.
[3]

Per the Investment Advisers Act of 1940, a security includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Pre-Approval is not required for: Direct Obligations of the U.S. Government, Bankers’ Acceptances, Municipal Bonds, Bank Certificates of Deposit, Commercial Paper, Repurchase Agreements, Shares of Open-End Mutual Funds, Money Market Funds, Open-End ETF’s, Variable Insurance Contracts (Annuities), Interests in 529 plans, UTMA/UGMA, discretionary managed, and savings/checking or others not capable of holding stocks, bonds, or other reportable securities and transactions effected pursuant to an Automatic Investment Plan (e.g., 401k Plan).4

Pre-Approval is required for every transaction that occurs in your own account, for any account in which you have direct or indirect beneficial ownership, and for any account over which you have direct or indirect influence or control (i.e., immediate family).

Note: For purposes of these procedures, “immediate family” includes your spouse, dependent relatives, trustee and custodial accounts, or any other account in which the Employee has a financial interest or over which the Employee has investment discretion. The term family member also includes any unrelated individual whose investments are controlled by you or to whose financial support you materially contribute.

c) Pre-Approval Procedures

CTI iTrade (“iTrade”) – Personal Trading Pre-Approval System

Employees should use Managers’ Personal Trading Pre-Approval System iTrade to obtain pre-approval of all personal trades that require pre-approval prior to execution. iTrade is accessible through ManagersNet under the Compliance tab. iTrade is accessible from 9:00 AM–10:00 PM EST in which Employees may submit their personal trade requests at any time during that timeframe, and the system is designed to promptly provide the Employee a message stating whether the trade request has been Approved or Denied for that day.

Note: For “after-hour” trade requests approved after 4:00 PM EST, trades are approved for execution only for that day and until the opening of the market on the following day. Trades at the market open are subject to prior approval on that day.

If an Employee should experience any trouble or technical difficulties using or accessing iTrade, the Employee should contact a Compliance Officer for assistance or trade approval. In no instance should an Employee place a personal trade that requires pre-approval for their account without first obtaining approval. If a technical problem with the iTrade system cannot be resolved in a timely manner, Compliance may request the Employee to complete and submit via fax the Personal Securities Transactions Approval Form, which will be supplied to the Employee.

[4]

However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan may require pre-approval (e.g., exercising investment discretion by rebalancing your 401k account and buying and selling AMG affiliated funds within 30 days).

d) Prohibited Purchases and Sales

No Employee may Purchase or Sell any security that is part of an ATB Trade for any product that is supported by the Managers trading desk. ATB Trades are divided into two categories as it relates to this restriction:

i)	ATB Trades Processed by Managers’ Trading Desk. In these cases, Employees are prohibited from trading in that security for the duration of the ATB Trade and 7 calendar days following the completion of the trade. For example, if an ATB Trade is completed today (Day 0), an Employee may not Purchase or Sell that security until 7 calendar days later (Day 8), subject to the pre-approval requirements in items b and c above.

ii)	ATB Trades Processed by AMG Affiliates For Which Managers’ Trading Desk Invests New Accounts and Rebalances Accounts. In these cases, Employees are prohibited from trading in that security until 7 calendar days following the day that Managers is notified by the Affiliate of a change to their portfolio holdings. For example, if an Affiliate notifies Managers that XYZ will be added to their portfolio holdings for new accounts today (Day 0), an Employee may not Purchase or Sell that security until 7 calendar days later (Day 8), subject to the pre-approval requirements in items b and c above. This 7-day period is designed to ensure that Managers’ Employees are not trading in a security while an Affiliate is conducting an ATB Trade for client accounts.

Special Additional Restrictions Regarding Subadvisor Trading Information:

•

Employees are prohibited from Purchasing or Selling a security if, during the prior three (3) business days a Subadvisor has traded the security for any Managers Mutual Fund. This restriction starts from the date that Subadvisor trading data is received by Managers,. Any profit realized on a personal transaction effected without prior approval during this time period may be required to be disgorged to a charity designated by the Firm.

Special Requests. Only under special circumstances will Managers allow an Employee to sell his/her security holding that is otherwise prohibited under this policy (i.e., estate liquidation, home purchase, or other similar hardship. Tax loss selling solely for the purpose of tax planning will not be considered a hardship circumstance. Special requests must be submitted in writing and require written approval from a Compliance Officer. Compliance will work with the Employee to complete any iTrade process related to an approved special request.

e) Personal Trading Activity

Apart from the specific rules stated above, all Purchases and Sales should be arranged in a manner as to avoid not only actual improprieties but also the appearance of impropriety, and avoid any conflict with clients in order to implement the intent of this policy. Market timing or personal trading activity timed to precede orders placed for any client is expressly prohibited. In addition, trading activity must not be excessive so as to conflict with your time spent in fulfilling your daily job responsibilities.

If Compliance should determine, through its post-trade monitoring, that an Employee’s personal trade(s) gives the appearance of impropriety (such as front-running or market-timing), Managers may require the Employee to sell the security and any profits earned be disgorged to the American Cancer Society. Factors which may be considered in determining whether an Employee must sell his/her security include: the frequency of occurrence, the degree of personal benefit to the Employee, and/or the degree of conflict of interest.

f) IPO’s and Private Placements

No Employee may acquire or sell securities in an Initial Public Offering or Private Placement without the prior approval from Compliance. Private Placements include, for example, Limited Partnerships, Hedge Funds, Private Equity Partnerships and Venture Capital Funds. Managers must maintain a record of any decision and the reasons for supporting any decision to approve the acquisition of such securities. Compliance will work with the Employee to complete any iTrade process related to the purchase or sale of such securities.

g) Discretionary Managed Accounts

Employees are permitted to invest through a discretionary Separate Managed Account (i.e., an account where someone other than the Employee has investment discretion) only under the following conditions:

i)	The Employee must provide Compliance with a copy of the investment management agreement;

ii)	The Employee must report account statements each quarter; and

iii)	The Employee’s financial advisor must provide Compliance with a signed compliance letter indicating, in relevant part, that the financial advisor has not asked for or received from the Employee any trading recommendations, instructions, suggestion or ideas (with the exception of year end tax selling); and the Employee did not veto, approve, or have prior notice of any transactions in the account.

h) Brokerage Accounts

Employees may open and maintain a personal brokerage account with any broker-dealer. Account statements from those broker-dealers must be provided to Compliance on at least a quarterly basis.

Effective May 31, 2007, employees may only open and maintain personal brokerage accounts with brokerage firms from whom Managers receives confirms and statements electronically into iTrade. A listing of those brokers (“Approved Brokers”) may be found on Exhibit A.

The following account types are exempt from this transition requirement: family trust, employee or spousal current or former 401k plans, IRA’s, 529 plans, UTMA/UGMA, discretionary managed, and savings/checking or others not capable of holding stocks, bonds, or other reportable securities. In addition to this transition requirement, any new accounts opened after May 31, 2007 with the exception of the exempted account types noted above5, must be opened with an Approved Broker. Please note that regardless of whether an account is exempt from the Approved Broker requirement, employees are still required to provide their account statements for these accounts each quarter6. Also please note that this policy also applies to accounts of immediate family members sharing the same household as the employee.

Personal securities transactions executed with these firms will be updated and monitored by Compliance through the Firm’s preclearance monitoring system. Compliance will notify Employees when any new Approved Brokers are added to the list. The most current list will be maintained on ManagersNet under the Compliance tab. Employees should direct all questions regarding the brokerage account requirement, including issues regarding whether they have reportable accounts or accounts that may be incapable of being transferred to or maintained with an Approved Broker, to Compliance.

i) Quarterly Personal Securities Transactions

Employees are required to certify their personal securities transactions each quarter via the iTrade system. Compliance will notify Employees via e-mail of this certification requirement each quarter. For Employees who receive authorization from Compliance to maintain accounts at a non-Approved Broker, these Employees must also submit all of their quarterly brokerage statements for ALL such brokerage accounts which may hold reportable personal securities maintained by them and their immediate families (including account statements for any AMG Affiliated Mutual Funds held outside of the Firm’s 401k plan. A current listing of AMG Affiliated Mutual Funds is located on ManagersNet in the Compliance tab. This certification and all brokerage account statements must be submitted to Compliance no later than 30 calendar days after the close of the calendar quarter per regulatory requirements. Employees are also required to certify their brokerage accounts each quarter and indicate any new brokerage account(s) that they or their immediate families opened or closed during each calendar quarter. Employees may also add or close any brokerage accounts at any time via the iTrade system.

All personal securities transactions and brokerage statements will be reviewed and maintained by Compliance for all brokerage accounts maintained by Employees and their immediate families.

j) Initial and Annual Holdings

All Employees are required to disclose their personal securities holdings promptly upon commencement of employment (including holdings of accounts where the Employee has a direct or indirect beneficial ownership such as Related Accounts and AMG Affiliated Mutual Funds) and on an annual basis thereafter. No later than 10 calendar days after commencement of employment, a new Employee must provide Compliance with his/her most current brokerage

[5]	IRA accounts opened after May 31, 2007, will not be included in this exemption. Such accounts will be required to be opened with an Approved Broker.
[6]	Employees are not required to provide statements for savings/checking accounts.

statements for all brokerage accounts and other information necessary to disclose his/her personal securities. The new Employee will be contacted by Compliance to access iTrade to certify his/her initial holdings report. “Current” is defined as of a date no more than 45 days prior to the Employee’s start date.

By January 31st of each year, Employees are also required to certify their holdings through iTrade. [Note: there may be times when Compliance will designate another format to be used instead of iTrade. Compliance will notify employees of these times.] This report also requires Employees to provide the names of any brokers, dealers or banks at which the Employee held any securities (as defined in footnote 3 on p.2) for their direct or indirect benefit, i.e., not just those accounts where the Employee held reportable securities.

A description of the securities that must be reported on Initial and Annual Holdings Reports may be found in Exhibit B attached.

k) Sanctions for Personal Trading Violations

If Compliance determines that a violation of these trading policies has occurred, they shall promptly document and discuss the issue with the Employee. Depending on the severity of the violation, such sanctions, as determined to be appropriate by Managers, may be imposed, which may include any or all of the following:

Warning (verbal or written);

Reprimand;

Reassignment of duties;

Suspension of activities (e.g., your ability to trade for personal accounts);

Require the Employee to sell the security in question and disgorge all profits to a charity;

Require the trade to be broken (if not too late);

Monetary action (e.g., including a reduction in salary or bonus);

Suspension or termination of employment; or

A combination of the foregoing.

III. INSIDER TRADING

Federal and state securities laws prohibit both Managers and its Employees from engaging in securities transactions for themselves or for others based on “inside information.” These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (so-called “tipping”). These prohibitions apply to all Employees and extend to activities within and outside of Employees’ duties at Managers.

a) Material Non-Public Information

It is the policy of Managers to forbid any of its Employees, while in possession of material, non-public information, from trading securities or recommending transactions, either personally or on behalf of others (including private accounts), or communicating material, non-public information to others in violation of the federal securities laws.

Information is defined as “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, disclosure of this information would have a substantial effect on the price of a company’s securities. Material information can relate to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

“Material” information may also relate to the market for a company’s securities. Information about significant trades to be effected for Managers’ client accounts may in some contexts be deemed as material inside information. This knowledge can be used to take advantage of price movements in the market that may be caused by Managers’ buying or selling of specific securities for its clients. Material nonpublic information also relates to Managers’ securities recommendations and client securities holdings and transactions.

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public (i.e., press release or newspaper article).

Any Employee who believes that he/she has come into possession of material, non-public information about a certain company should immediately contact Compliance and refrain from disclosing the information to anyone else. Compliance will review the information and consult with outside counsel, if necessary, to determine whether the information is material and non-public. If deemed necessary, Managers will place that company on a “Restricted List” in order to prohibit trading (personal or for clients) in any security of the company. (This list is highly confidential and may only be disseminated to certain individuals which Compliance deems appropriate.)

b) Investment Information Relating to Clients is Inside Information

In the course of your employment, you may learn or obtain material non-public information about investment recommendations, trading, and holdings. Using or sharing this information other than in connection with the performance of your duties for Managers is considered acting on inside information and is therefore strictly prohibited. Your personal securities transactions must not be timed to precede orders placed for any advisor’s or client accounts, which could be considered as “front-running” or insider trading. Investment opportunities must be offered first to clients served by Managers before Managers or its Employees may act on them.

In addition, part of Managers’ value-added services provided to certain Affiliates is providing their financial advisors with a written rationale of the reasons behind the Affiliate’s ATB client trades, which is sent via fax or e-mail. Because this information is considered non-public trade information, Managers shall only provide such information AFTER the completion of an ATB Trade, and NEVER prior to or during the ATB trade. Employees must have a strong duty of care in dealing with such information by ensuring that we carefully safeguard sensitive information.

c) Sanctions & Penalties

Trading securities while in possession of material non-public information or improperly communicating that information to others inside or outside Managers may expose you to stringent penalties. Regardless of whether a government inquiry occurs, Managers views any violation of these procedures seriously. Such violations may constitute grounds for immediate dismissal.

In addition, government authorities and regulatory bodies, such as the SEC, may impose penalties for violations of securities laws. These penalties may include:

Formal censure;

Monetary fines (up to $1,000,000);

Disgorgement of profits;

Suspension from securities-related activities;

Disbarment from the securities industry;

Imprisonment (up to 10 years); or

A combination of the foregoing.

d) Affiliated Managers Group (“AMG”) Policy Regarding Special Trading Procedures (“Insider Trading Policy” or “Policy”)

All Employees are also subject to AMG’s Insider Trading Policy, which broadly prohibits the use of material, non-public information and which also includes special procedures for personal securities transactions in AMG securities. This policy is posted on ManagersNet. Employees are required to have read and understand the Policy. Below is a summary of some of the important requirements of the Policy. Please consult the Policy for the full statement of AMG’s policies and procedures in this regard.

Pre-Clearance. You (or your spouse and members of your immediate family sharing the same household) are required to pre-clear your intent to trade in AMG securities with AMG’s Clearance Officer, John Kingston. After receiving permission to engage in a trade, you must complete your trade within 48 hours or make a new trading request. Please note that trades in AMG securities are also subject to pre-clearance from Managers in accordance with the pre-approval policies stated in sections II.b. and II.c.

Post-Trade Reporting. You are required to report to John Kingston any transaction in any securities of AMG by you, your spouse or any immediate family member sharing your household immediately (no later than 5:00 p.m. on the day the transaction was effected).

Prohibitions. The Policy prohibits: i) trading in AMG securities (including options, puts and calls, short sales) on the basis of material, non-public information, ii) having others trade in such securities for you while you are in possession of material, non-public information, and iii) disclosing the information to anyone else who then might trade.

Information may be “material” if it relates to, among other things: expansion or curtailment of significant operations; major personnel changes; proposals involving a joint venture, merger, acquisition or divestiture; the gain or loss of important contracts; or extraordinary management developments.

Questions. You should direct all questions regarding AMG’s insider trading policy to AMG’s clearance officer, John Kingston.

IV. INFORMATION BARRIERS: SHARING OR USING INVESTMENT-RELATED INFORMATION

Please be aware that “Information Barriers” exist between the Employees of Managers and Advisors that retain Managers’ services. These barriers are designed to prevent the dissemination or misuse of inside, confidential and proprietary information.

An Information Barrier, sometimes referred to as a “Chinese Wall”, prohibits the disclosure of non-public (i.e., inside), confidential and proprietary information that belongs to a company or its clients to others. In this context, this information may include, but is not limited to, an advisor’s investment recommendations, portfolio holdings and actual or pending Purchases or Sales of securities.

Employees are strictly prohibited from disclosing or discussing (to other AMG Affiliates or anyone outside of Managers) securities being considered for accounts of clients of Managers or any advisors to which Managers provides services. With a Chinese Wall in place, Managers will not be privy to information regarding investments being considered for purchase or sale by AMG Affiliates for which Managers provides administrative and/or account trading functions. AMG Affiliates may only make Managers aware of Affiliate trade information at the time of notifying Managers of a specific security to buy or sell for client accounts (e.g., starting of an ATB Trade). If an Employee becomes aware of any instance where confidential trade information is communicated to Managers or anyone outside of Managers, the Employee must immediately report such instance to Compliance. Employees are strictly prohibited from trading in any security in which he/she has obtained knowledge that a particular security is being considered for purchase or sale by an AMG Affiliate, their subadvisors, or other client. Using or sharing this information with anyone inside or outside of Managers (including family and friends), other than in connection with the investment of accounts of Managers or any advisors to which Managers provides services, is considered acting on inside information and is prohibited.

Failure to comply with these information barriers may result in adverse consequences for Managers, its Employees and the advisors to which Managers provides services. Consequently, you must abide by these procedures and discuss them with Compliance if you have any questions.

V. GENERAL BUSINESS CONDUCT – AVOIDANCE OF CONFLICTS OF INTEREST

Managers is committed to the highest standards of business conduct. Therefore, you must always act in the best interests of clients in order to protect the integrity of Managers. Giving or accepting gifts, gratuities or entertainment in connection with your employment can raise questions about your impartiality and ethical values. To address these concerns, the procedures described below apply to the giving or accepting of gifts, gratuities and entertainment in the course of your employment, and address your participation in outside activities. These activities, though generally permitted, have certain restrictions, reporting and monitoring obligations surrounding them on the part of Managers and accordingly, require close attention by all Managers’ employees.

In order to reduce the possibility of an actual or apparent conflict of interest, Managers’ employees should not accept inappropriate gifts, gratuities, entertainment, special accommodations, or other things of material value that could influence your decision-making or suggest that you are beholden to any particular person or firm. Similarly, you should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to a Managers employee or Managers as a firm. The following are Managers’ specific policies in this area.

a-1) Gifts and Gratuities

In no event should any Employee offer or accept any gift (including cash) of more than de minimis value to or from any person or entity that does business with or on behalf of Managers (i.e., broker, consultant, service provider or client). For purposes of this policy, “de minimis” shall be considered to be the annual receipt or offering of gifts to or from the same source valued at $100.00 or less per individual Employee, when the gifts are in relation to Managers’ business. The purpose of this gratuity restriction is to allow only proper and customary business gifts and gratuities. A gift of any kind is considered a gratuity. Please notify Compliance if you propose to provide any gifts that fall outside of the Gift Exception listed below. Compliance maintains a gift log and it is important that certain information regarding gifts is appropriately recorded in that log.

Gift Exception: Examples of permissible Gifts and Gratuities not subject to the $100 limit include, but are not limited to, the following:

•	Occasional meals, social gatherings or meetings conducted for business purposes;

•	Occasional tickets to regular season or other ordinary course sporting events; and

•

Items that are promotional in nature such as pens, umbrellas, shirts and the like which are inscribed with the giver’s name or brand and that are not part of a gifting program, or holiday gift baskets during the holiday season.

Gifts and Gratuities that would be considered not permissible include those that may give the appearance of impropriety or a quid pro quo (e.g., political contributions to government clients or prospects). Examples of non-permissible gifts or gratuities include those received from brokers to whom Managers sends discretionary brokerage, including, but not limited to:

•	Transportation expenditures, such as airfare or rental car costs, when the cost of such expenditures can be calculated and reimbursed;

•	Hotel or other lodging accommodation expenditures, when the cost of such expenditures can be calculated and reimbursed; or

•	Tickets to major sporting events where the face value of the tickets exceeds the de minimis value noted above (e.g., Super Bowl tickets, US Open final round tickets, etc.).

a-2) Business Entertainment

In order for entertainment to be considered a business expenses rather than a gift, a representative of the firm providing the entertainment must personally host or be present at the event, and the event must not raise any issues of propriety. Employees may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Managers. As noted above, Employees may provide or accept a business entertainment event of reasonable value, such as dinner or a sporting event. Employees should seek prior approval from Compliance in circumstances where he or she is unsure about the value of proposed entertainment.

a-3) Outside Sponsor/Brokerage Firm Requirements

In addition, certain sponsor/brokerage firms may have similar or additional restrictions and guidelines that may apply to Managers’ Employees as described in Managers’ Compliance Manual.

a-4) MDI Registered Representatives

In addition to the requirements stated herein, registered representatives of MDI are required to also comply with the gifts and non-cash compensation policies maintained in MDI’s Supervisory Procedures Manual.

b) Outside Activities

Without the prior written approval of your Compliance Officer, you may not engage in any outside business activities, since such activities may give rise to conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of Managers or any of its Affiliates. Whether a particular outside activity may be approved will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with your responsibilities to Managers, involve prolonged absences during business hours, or activities that actually compete or give the appearance of competing with Managers’ interests. Additionally, the possibility of adverse publicity and potential liability will be weighed.

In addition, Employees may not serve on the board of directors or as an officer of any private or publicly traded company unless the appointment has been approved by Compliance and by Managers’ Executive Board. In each case, a determination will be made based on consideration of whether the service poses a conflict with the interests of Managers’ clients or business relationships.

VI. ANNUAL REVIEW OF CODE OF ETHICS

Compliance is primarily responsible for maintaining and enforcing Managers’ Code of Ethics, including keeping copies of the Code, records of any violations of the Code, and actions taken as a result of violations. At least annually, Compliance shall report to the Executive Board regarding the following:

•	any policy or procedural changes made to the Code of Ethics during the past year;

•	any recommended changes to the Code of Ethics; and

•	a summary of all violations of the Code of Ethics and any sanctions imposed that occurred during the past year which required corrective action to be taken.

VII. INITIAL AND ANNUAL ACKNOWLEDGMENT OF CODE OF ETHICS

No later than 10 calendar days after commencement of employment, an Employee shall certify via the iTrade system that he/she has read and understand the provisions of the Managers Code of Ethics. In addition, at least annually, Compliance will provide all Employees with a copy of the Code of Ethics, and any material amendments to the Code7 and Employees shall use the iTrade system to acknowledge that they have read, understand and have and will comply with the Code.

[7]

At the Firm’s discretion, Compliance may also subject certain individuals, including interns, co-ops, temps, contract employees or independent contractors to any part or all of the Firm’s Code of Ethics and its requirements

Exhibit A

APPROVED BROKERS

Charles Schwab

E*Trade

Merrill Lynch

TD Ameritrade

UBS Financial

Exhibit B

MANAGERS INVESTMENT GROUP LLC

CODE OF ETHICS

Initial and Annual Holdings Report—

Description of Securities to be Reported

*Definition of Reportable Security

Rule 204A-1(e)(10) defines “reportable security” as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, except that it does NOT include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than reportable funds; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Note: All ETF’s are considered reportable securities for purposes of this Code.

** Section 202(a)(18) of the Advisers Act defines a “security” as:

Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Definition of Reportable Fund

Rule 204A-1(e)(9) defines a “reportable fund” as:

(i)	Any fund for which the advisor serves as an investment advisor as defined in section 2(a)(20) of the Investment Company Act of 1940; or

(ii)	Any fund whose investment advisor or principal underwriter controls the advisor, is controlled by the advisor, or is under common control with the advisor. Control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

APPENDIX A

MANAGERS INVESTMENT GROUP LLC

******

CODE OF ETHICS

Legal and Statutory References

I. Fiduciary Obligations

The U.S. Supreme Court has held that Section 206 of the Investment Advisers Act imposes a fiduciary duty on investment advisors by operation of law. In the broadest sense, this requires Managers to act in a manner reasonably believed to be in the best interests of its clients.

Section 206 of the Investment Advisers Act

Section 206 of the Advisers Act (the statute’s general anti-fraud provision) prohibits an investment advisor from:

•	Employing any device, scheme or artifice to defraud any client or prospective client;

•	Engaging in a transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client; or

•	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

Section 206 has been interpreted broadly by the SEC in order to attack a wide range of abusive practices by investment advisors, including trading based on inside information. Section 206 is also the regulatory authority for the adoption of restrictions governing personal trading.

Section 204A of the Investment Advisers Act

Section 204A requires an investment advisor to establish, maintain and enforce a written code of ethics designed to prevent misuse of inside information by advisors, their Employees, or Affiliates through insider trading or otherwise. Section 204A requires an advisor to establish, maintain and enforce written policies and procedures “reasonably designed” to prevent the misuse of material, non-public information by the advisor or anyone associated with the advisor.

II. Rule 204A-1 of the Investment Advisers Act

A. Standards of Conduct and Compliance with Laws

Rule 204A-1(a) requires each investment advisor to establish, maintain and enforce a written code of ethics that, at a minimum, includes:

•	A standard (or standards) of business conduct that the advisor requires of its supervised persons, which standard must reflect the advisor’s fiduciary obligations and those of its supervised persons;

•	Provisions requiring the advisor’s supervised persons to comply with applicable federal securities laws;

•	Provisions that require all of the advisor’s access persons to report, and the advisor to review, their personal securities transactions and holdings periodically;

•

Provisions requiring supervised persons to report any violations of the advisor’s code of ethics promptly to the Compliance Officer or, provided the Compliance Officer also receives reports of all violations, to other persons the advisor designates in its code of ethics; and

•

Provisions requiring the advisor to provide each of its supervised persons with a copy of its code of ethics and any amendments, and requiring supervised persons to provide the advisor with a written acknowledgment of their receipt of the code and any amendments.

B. Reporting Requirements

Initial and Annual Holdings Reports

Rule 204A-1(b) requires investment advisor access persons to report their personal securities transactions and holdings. Rule 204A-1(b)(1) states that an advisor’s code of ethics must require its access persons to submit to the Compliance Officer or other persons designated in the code a report of the access person’s current securities holdings that meets the following requirements:

Content of Holdings Reports. Each holdings report must contain, at a minimum:

•

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the access person maintains an account in which ANY securities are held for the access person’s direct or indirect benefit; and

•	The date the access person submits the report.

Timing of Holdings Reports. Access persons must each submit a holdings report:

(A)	No later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

(B)	At least once each 12-month period thereafter on a date the advisor selects, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

Quarterly Transactions Reports

Rule 204A-1(b)(2) states that an advisor’s code of ethics must require access persons to submit to the Compliance Officer or other persons designated in the code quarterly securities transactions reports that meet the following requirements:

(i)	Content of Transaction Reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the access person submits the report.

(ii)	Timing of Transaction Reports. Each access person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

Exceptions From Reporting Requirements

Rule 204A-1(b)(3) states that an advisor’s code of ethics need not require an access person to submit:

•	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

•	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

•

A transaction report if the report would duplicate information contained in broker trade confirmations or account statements held in the advisor’s records so long as the advisor receives the confirmation or statements no later than 30 days after the end of the applicable calendar quarter.

Pre-Approval of IPO’s and Limited Offerings

Rule 204A-1(c) states that an advisor’s code of ethics must require access persons to obtain the advisor’s approval before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering. Initial public offering means an offering of securities registered under the Securities Act of 1933. Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6).

C. Books and Records Requirements

Rule 204A-2(a) requires an investment advisor to maintain:

(i)	A copy of the advisor’s code of ethics adopted and implemented pursuant to rule 204A-1 that is in effect, or at any time within the past five years was in effect;

(ii)	A record of any violation of the code of ethics, and of any action taken as a result of the violation;

(iii)	A record of all written acknowledgments as required by rule 204A-1(a)(5) for each person who is currently, or within the past five years was, a supervised person of the advisor;

(iv)	A record of each report made by an access person as required by rule 204A-1(b), including any information provided under paragraph (b)(3)(iii) of that section in lieu of such reports;

(v)	A record of the names of persons who currently, or within the past five years were, access persons of the investment advisor; and

(vi)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons under rule 204A-1(c), for at least five years after the end of the fiscal year in which the approval is granted.

D. Definitions

Definition of Access Person

Rule 204A-1(e)(1)(i) defines an “access person” as any supervised person:

•	Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

•	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

If providing investment advice is the advisor’s primary business, all of the advisor’s directors, officers and partners are presumed to be access persons.

Section 202(a)(25) defines “supervised person” as an advisor’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the advisor and are subject to the advisor’s supervision and control.

Definition of Reportable Security

Rule 204A-1(e)(10) defines “reportable security” as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than reportable funds; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Note: All ETF’s are considered reportable securities for purposes of this Code.

Definition of Reportable Fund

Rule 204A-1(e)(9) defines a “reportable fund” as:

(i)	Any fund for which the advisor serves as an investment advisor as defined in section 2(a)(20) of the Investment Company Act of 1940; or

(ii)	Any fund whose investment advisor or principal underwriter controls the advisor, is controlled by the advisor, or is under common control with the advisor. Control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

III. Rule 17j-1 of the Investment Company Act

Rule 17j-1 of the Investment Company Act requires that all investment companies and their investment advisors and certain principal underwriters adopt a code of ethics and procedures designed to detect and prevent inappropriate personal investing. In August 1999, amendments were adopted to the rule that are designed to (1) increase the oversight role of a fund’s board of directors; (2) require that access persons provide information concerning their personal securities holdings; and (3) improve disclosure to investors concerning policies on personal investment activities.

A. Reporting Requirements

Initial Holdings Reports

Rule 17j-1(c)(4)(1)(i) requires all new access persons to disclose their personal securities holdings upon commencement of employment (including holdings of accounts where Employees have a direct or indirect beneficial ownership). Initial holdings reports must identify the title, number of shares, and principal amount with respect to each security holding. In addition, the name of any broker, dealer or bank with whom the account is maintained, and the date the reported is submitted must also be indicated on the report. These transactions must be recorded no later than 10 calendar days after the person becomes an access person (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person).

Quarterly Transaction Reports

Rule 17j-1(c)(4)(1)(ii) requires access persons to submit a personal transactions report no later than 30 days after the end of each calendar quarter.

Annual Holdings Reports

Rule 17j-1(c)(4)(1)(iii) requires all access persons to submit an annual holdings report reflecting holdings as of a date no more than 45 calendar days before the report is submitted (including holdings of accounts where Employees have a direct or indirect beneficial ownership). Annual holdings reports must identify the title, number of shares and principal amount with respect to each security held. In addition, the name of any broker, dealer or bank with whom the account is maintained, and the date the report is submitted must also be indicated on the report. Employees who provide monthly brokerage statements directly from their broker/dealers are deemed to have automatically complied with this requirement.

B. Recordkeeping Requirements (not otherwise covered under the Investment Advisors Act)

Rule 17j-1(f)(1)(D) requires an investment advisor to retain records of all persons responsible for reviewing access persons’ reports.